Exhibit 99.1

WILLIAM D. HARVEY, FORMER CHAIRMAN AND CEO OF ALLIANT ENERGY,

JOINS CMS ENERGY AND CONSUMERS ENERGY BOARDS OF DIRECTORS

JACKSON, Mich., Aug. 1, 2012 – William D. Harvey, the former chairman and chief executive officer of Alliant Energy, has been elected to CMS Energy’s Board of Directors, effective Aug. 1, 2012. Harvey also is joining the Board of Directors of Consumers Energy Company, the principal subsidiary of CMS Energy.

Harvey, 63, will serve on each Board’s Compensation and Human Resources Committee and the Governance and Public Responsibility Committee.

Harvey served for six years as the chairman and CEO of Alliant Energy and its two utility subsidiaries, Interstate Power & Light Company and Wisconsin Power & Light. He retired in March after 25 years of service with the company.

Alliant Energy, headquartered in Madison, Wis., is an energy services provider with subsidiaries serving approximately one million electric customers and more than 410,000 natural gas customers.

Harvey also serves as a director of Sentry Insurance Company. He holds a bachelor’s degree in economics and a law degree, both from the University of Wisconsin.

CMS Energy (NYSE: CMS) is a Michigan-based company that has an electric and natural gas utility, Consumers Energy, as its primary business and also owns and operates independent power generation businesses.

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